COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, LIMITED TERM HIGH
INCOME PORTFOLIO AND THE MERRILL LYNCH HIGH YIELD
MASTER II INDEX

EXHIBIT A:

                                 DREYFUS VARIABLE
             MERRILL LYNCH       INVESTMENT FUND,
 PERIOD       HIGH YIELD        LIMITED TERM HIGH
           MASTER II INDEX *     INCOME PORTFOLIO

 4/30/97         10,000                10,000
 6/30/97         10,368                10,418
 9/30/97         10,822                10,845
12/31/97         11,084                10,962
 3/31/98         11,414                11,390
 6/30/98         11,591                11,576
 9/30/98         11,105                10,944
12/31/98         11,412                10,994




* Source: Merrill Lynch, Pierce, Fenner and Smith Inc.